Exhibit 99.1

FOR IMMEDIATE RELEASE

February 20, 2018

Investor Relations: Kate Walsh, Vice President of Investor Relations, 214-721-9696, kate.walsh@enlink.com

Media Relations: Jill McMillan, Vice President of Public & Industry Affairs, 214-721-9271, jill.mcmillan@enlink.com

EnLink Midstream Reports Fourth Quarter and Full-Year 2017 Results, Reaffirms 2018 Guidance, and Provides Operational Update

DALLAS, February 20, 2018 — The EnLink Midstream companies (EnLink), EnLink Midstream Partners, LP (NYSE: ENLK) (the Partnership or ENLK) and EnLink Midstream, LLC (NYSE: ENLC) (the General Partner or ENLC), today reported results for the fourth quarter and full-year 2017, and provided an operational update.

Highlights:

•                  Met or exceeded guidance metrics for fourth quarter and full-year 2017 guidance

•                  Reaffirmed ENLC and ENLK 2018 financial and operational guidance released on February 6, 2018

•                  Achieved strong volume increases across core growth regions throughout 2017, including Central Oklahoma, the Delaware Basin, the Midland Basin and the Louisiana Gulf Coast

•                  Completed construction and placed into service strategic development projects during 2017, including:

•                  Chisholm II and III facilities in Central Oklahoma

•                  Lobo II expansion in the Delaware Basin

•                  Greater Chickadee crude oil gathering system in the Midland Basin

•                  Ascension Pipeline in southeast Louisiana

•                  Resumed distribution growth at ENLC beginning with fourth quarter 2017 declared distribution; announced expectation for distribution growth of approximately five percent in declared distributions for full-year 2018 over full-year 2017

“Our fourth quarter performance caps off a very strong year for EnLink,” said Michael J. Garberding, EnLink President and Chief Executive Officer. “Our team executed tremendously well throughout 2017, resulting in extensions of our footprint, further integration of our systems, improvements in our strong balance sheet position, and solid growth in cash flows.  Our performance in 2017 sets the stage for a strong 2018.

“The industry has been through three years of a downturn, and EnLink’s strategic actions have positioned us for continued growth.  We’re in the right places with the right partners, and we are executing the right plan, all of which will drive strong results for 2018 and beyond.”

EnLink Midstream Partners, LP:  Fourth Quarter and Full-Year 2017 Financial Results

•                  The Partnership reported net income attributable to ENLK of $75.7 million for the fourth quarter of 2017, and $148.9 million for the full-year 2017.  Net income includes a $24.9 million tax benefit recorded as a result of the recently enacted tax reform law known as the Tax Cuts and Jobs Act.  Comparatively, the Partnership reported a net loss attributable to ENLK of $28.6 million for the fourth quarter of 2016, and $565.2 million for the full-year 2016.  The full-year 2016 net loss was primarily due to a non-cash expense of $566.3 million related to impairments.

•                  The Partnership achieved $238.7 million of adjusted EBITDA net to ENLK for the fourth quarter of 2017, and achieved $872.8 million for the full-year 2017.  Comparatively, the Partnership achieved $194.7 million of adjusted EBITDA net to ENLK for the fourth quarter of 2016 and $774.6 million for the full-year 2016.  Adjusted EBITDA is a non-GAAP measure and is explained in greater detail under “Non-GAAP Financial Information.”

•                  The Partnership achieved net cash provided by operating activities of $173.5 million for the fourth quarter 2017, and $706.5 million for the full-year 2017.  Comparatively, the Partnership achieved net cash provided by operating activities of $153.4 million for the fourth quarter of 2016, and $662.6 million for the full-year 2016.

•                  Distributable cash flow was $163.7 million for the fourth quarter of 2017 and $621.1 million for the full-year 2017.  Comparatively, distributable cash flow was $146.3 million for the fourth quarter of 2016 and $607.1 million for the full-year 2016.  Distributable cash flow is a non-GAAP measure and is explained in greater detail under “Non-GAAP Financial Information.”

•                  Distribution coverage was 1.07x for the fourth quarter of 2017, and 1.02x for the full-year 2017.

•                  Debt to adjusted EBITDA as of December 31, 2017 was 3.58x, compared to 3.70x as of December 31, 2016.

•                  Growth capital expenditures net to ENLK for the full-year 2017 were approximately $610 million (excluding capitalized interest), in-line with the 2017 guidance range of $505 million to $645 million.

•                  As of February 14, 2018, there were 350,022,931 ENLK common units outstanding.

EnLink Midstream, LLC:  Fourth Quarter and Full-Year 2017 Financial Results

•                  The General Partner reported net income attributable to ENLC of $202.6 million for the fourth quarter of 2017 and $212.8 million for full-year 2017.  Net income includes a $210.6 million tax benefit recorded as a result of the Tax Cuts and Jobs Act.  Comparatively, the General Partner reported a net loss attributable to ENLC of $3.9 million for the fourth quarter of 2016 and a 2016 full-year net loss of $460.0 million. As noted above, the net losses were primarily due to non-cash expenses related to impairments.

•                  The General Partner’s cash available for distribution was $58.1 million for the fourth quarter of 2017, and $216.5 million for the full-year 2017.  Comparatively, the General Partner’s cash available for distribution was $52.4 million for the fourth quarter of 2016, and $201.7 million for the full-year 2016.  Cash available for distribution is a non-GAAP measure and is explained in greater detail under “Non-GAAP Financial Information.”

•                  Distribution coverage was 1.23x for the fourth quarter of 2017, and 1.16x for full-year 2017.

•                  Growth capital expenditures net to ENLC for full-year 2017 were approximately $65 million (excluding capitalized interest), in-line with the 2017 guidance range of $60 million to $70 million.

•                  As of February 14, 2018, there were 180,883,369 ENLC common units outstanding.

Operational Update:

•                  Oklahoma:

•                  EnLink’s Oklahoma segment achieved growth of more than 40 percent in segment profit and average processing volumes for full-year 2017 as compared to full-year 2016, and average gas gathering and transmission volumes increased by approximately 30 percent. EnLink’s Oklahoma segment is expected to achieve approximately 50 percent growth in both average volumes and segment profit for full-year 2018, as compared to full-year 2017.

•                  EnLink increased gas processing capacity at its Chisholm complex in Central Oklahoma by 400 million cubic feet per day (MMcf/d) during 2017. With these completed expansions, EnLink now operates 1 billion cubic feet per day (Bcf/d) of processing capacity in Central Oklahoma, and remains one of the largest full-service midstream providers in the STACK.  EnLink’s previously announced plans to construct the Thunderbird plant, will add 200 MMcf/d of processing capacity in Central Oklahoma.  The Thunderbird facility is expected to be operational during the first quarter of 2019.

•                  The construction of EnLink’s previously announced Black Coyote crude oil gathering system is progressing well, and is expected to be completed during the first quarter of 2018.  Once the Black Coyote system is operational, EnLink will generate revenue by serving the full range of products produced by Devon Energy’s multi-zone large-scale developments, including natural gas, natural gas liquids (NGL) and crude oil.

•                  Midland Basin:

•                  EnLink’s Midland Basin natural gas system, achieved 15 percent growth in average volumes for the full-year 2017, as compared to full-year 2016. EnLink expects additional volume growth on its system, as producer customers are expected to bring large scale developments on-line during 2018, resulting in average volume growth of around 40 percent for full-year 2018 as compared to full-year 2017. EnLink expects to achieve around 80 percent processing capacity utilization of its processing capacity by the end of 2018.

•                  EnLink also placed into full service the Greater Chickadee crude oil gathering system during 2017.  Volumes on the system increased steadily throughout 2017, and EnLink expects to achieve continued growth on the system throughout 2018.

•                  Delaware Basin:

•                  EnLink’s Delaware Basin Joint Venture (JV) achieved significant volume growth during 2017, with full-year 2017 average gas gathering and processing volumes increasing by approximately 300 percent as compared to the full-year 2016 average. EnLink expects to achieve continued volume growth throughout 2018, with average volumes expected to increase by approximately 150 percent for full-year 2018 as compared to the full-year 2017 average.

•                  To support continued volume growth across the Delaware Basin footprint, the Delaware Basin JV expanded its Lobo II facility by 60 MMcf/d during 2017, and plans to further expand the facility by 15 MMcf/d in 2018. Additionally, EnLink previously announced the construction of Lobo III, a new 200 MMcf/d expansion expected to be fully operational around year-end 2018. Today, EnLink’s Delaware Basin JV operates a total of 155 MMcf/d of processing capacity, with 370 MMcf/d of processing capacity expected to be operational around the end of 2018.

•                  Louisiana:

•                NGL fractionation volumes experienced 10 percent growth on average for the full-year 2017 as compared to full-year 2016.  EnLink expects throughput on its Cajun-Sibon pipeline to reach full capacity during 2018, largely driven by the completion of the Chisholm II and III expansions during 2017.  NGLs produced from EnLink’s Chisholm complex are preferentially shipped to EnLink’s Gulf Coast operations for further transportation, fractionation and downstream value creation.

•                Record gas gathering and transmission volumes of over 2 Bcf/d were achieved on EnLink’s Louisiana gas system during the second half of 2017, as demand across the footprint remained robust and EnLink continued to enhance operational capacity and capture new business.

•                  Barnett Shale:

•                  Producer customers have become increasingly active in the Barnett Shale, with one to two rigs expected to be operating on EnLink’s dedicated acreage throughout 2018.  Redevelopment activity, new well drilling, and pressure optimization initiatives are projected to reduce annual volume decline for 2018, as compared to 2017.

•                  EnLink’s key producer customer in the Barnett Shale, Devon recently announced results related to its 6-well drilling pilot that leveraged an improved completion design.  Initial 30-day production rates from this 6-well pilot program attained per-well rates as high as 6.5 million cubic feet equivalent per day, with capital costs of approximately $3 million per well.  Devon also announced its 2018 capital outlook, and plans to allocate $50 million to Barnett operations during 2018.

•                  Additionally, Devon provided an update regarding its intent to divest select portions of its Barnett Shale position, with a focus on Johnson County and surrounding areas. EnLink holds acreage dedication rights related to Devon’s East Johnson County operations, with current midstream services provided in this area representing approximately seven percent of EnLink’s total North Texas gross operating margin for both 2017 and 2018.  Devon announced that it is currently in advanced negotiations with a preferred buyer, and a sale announcement is expected by March 31, 2018.

Fourth Quarter and Full-Year 2017 Results Call Details

The General Partner and the Partnership will hold a conference call to discuss fourth quarter and full-year 2017 financial results on Wednesday, February 21, 2018, at 9 a.m. Central Time (10 a.m. Eastern Time).  The

dial-in number for the call is 1-855-656-0924. Callers outside the United States should dial 1-412-542-4172. Participants can also preregister for the conference call by navigating to http://dpregister.com/10115154 where they will receive dial-in information upon completion of preregistration. Interested parties can access an archived replay of the call on the Investors’ page of EnLink’s website at www.EnLink.com.

About the EnLink Midstream Companies

EnLink provides integrated midstream services across natural gas, crude oil, condensate, and NGL commodities.  EnLink operates in several top U.S. basins and is strategically focused on the core growth areas of the Permian’s Midland and Delaware basins, Oklahoma’s Midcontinent, and Louisiana’s Gulf Coast. Headquartered in Dallas, EnLink is publicly traded through EnLink Midstream, LLC (NYSE: ENLC), the General Partner, and EnLink Midstream Partners, LP (NYSE: ENLK), the Master Limited Partnership. Visit www.EnLink.com for more information on how EnLink connects energy to life.

Non-GAAP Financial Information

This press release contains non-generally accepted accounting principles (“GAAP”) financial measures that we refer to as adjusted EBITDA, distributable cash flow available to common unitholders (“distributable cash flow”), gross operating margin, and the General Partner’s cash available for distribution.

We define adjusted EBITDA as net income (loss) plus interest expense, provision (benefit) for income taxes, depreciation and amortization expense, impairments, unit-based compensation, (gain) loss on non-cash derivatives, (gain) loss on disposition of assets, (gain) loss on extinguishment of debt, successful acquisition transaction costs, accretion expense associated with asset retirement obligations, reimbursed employee costs, non-cash rent and distributions from unconsolidated affiliate investments, less payments under onerous performance obligations, non-controlling interest and (income) loss from unconsolidated affiliate investments.

We define distributable cash flow as adjusted EBITDA (as defined above), net to the Partnership, less interest expense (excluding amortization of the EnLink Oklahoma Gas Processing LP (together with its subsidiaries, “EnLink Oklahoma T.O.”) acquisition installment payable discount), litigation settlement adjustment, adjustments for the redeemable non-controlling interest, interest rate swaps, current income taxes and other non-distributable cash flows, accrued cash distributions on Series B Cumulative Convertible Preferred Units (the “Series B Preferred Units”) and Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (the “Series C Preferred Units”) paid or expected to be paid, and maintenance capital expenditures, excluding maintenance capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities.

We define gross operating margin as revenues less cost of sales.

The General Partner’s cash available for distribution is defined as net income (loss) of the General Partner less the net income (loss) attributable to the Partnership, which is consolidated into the General Partner’s net income (loss), plus the General Partner’s (i) share of distributions from the Partnership, (ii) share of EnLink Oklahoma T.O. non-cash expenses, (iii) deferred income tax (benefit) expense, (iv) corporate goodwill impairment, (v) acquisition transaction costs attributable to its share of the EnLink Oklahoma T.O. acquisition, less the General Partner’s interest in maintenance capital expenditures of EnLink Oklahoma T.O. and less third-party non-controlling interest share of net income (loss) from consolidated affiliates.

The Partnership’s distribution coverage is calculated by dividing distributable cash flow by distributions declared to the General Partner and the common unitholders. The General Partner’s distribution coverage is calculated by dividing cash available for distribution by distributions declared by the General Partner.

Growth capital expenditures generally include capital expenditures made for acquisitions or capital improvements that we expect will increase our asset base, operating income or operating capacity over the long-term.

Maintenance capital expenditures generally include capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of the assets and to extend their useful lives.

Segment profit (loss) is defined as operating income (loss) plus general and administrative expenses, depreciation and amortization, (gain) loss on disposition of assets, impairments and (gain) loss on litigation settlement. Segment profit (loss) includes non-cash compensation expenses reflected in operating expenses. See “Item 1. Financial Statements- Note 14 Segment Information” in ENLK’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 and, when available, “Item 1. Financial Statements- Note 15 Segment Information” in ENLK’s Annual Report on Form 10-K for the year ended December 31, 2017, for further information about segment profit (loss).

The Partnership and General Partner believe these measures are useful to investors because they may provide users of this financial information with meaningful comparisons between current results and previously reported results and a meaningful measure of the Partnership’s and the General Partner’s cash flow after satisfaction of the capital and related requirements of their respective operations.  In addition, adjusted EBITDA achievement is a primary metric used in the Partnership’s credit facility and short-term incentive program for compensating its employees.

Gross operating margin, adjusted EBITDA, distributable cash flow and cash available for distribution, as defined above, are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of the Partnership’s and the General Partner’s performance. Furthermore, they should not be seen as a substitute for metrics prepared in accordance with GAAP. Reconciliations of these measures to their most directly comparable GAAP measures for the periods that are presented in this press release are included in the following tables.  See ENLK’s and ENLC’s filings with the Securities and Exchange Commission for more information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Although these statements reflect the current views, assumptions and expectations of our management, the matters addressed herein involve certain assumptions, risks and uncertainties that could cause actual activities, performance, outcomes and results to differ materially from those indicated. Therefore, you should not rely on any of these forward-looking statements. All statements, other than statements of historical fact, included in this press release constitute forward-looking statements, including but not limited to statements identified by the words “forecast,” “may,” “believe,” “will,” “should,” “plan,” “predict,” “anticipate,” “intend,” “estimate” and “expect” and similar expressions. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, when additional capacity will be operational, operational results of our customers, results in certain basins, future rig count information, objectives, project timing, expectations and intentions and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect our financial condition, results of operations and cash flows include, without limitation,(a) the dependence on Devon for a substantial portion of the natural gas that we gather, process and transport, (b) developments that materially and adversely affect Devon or our other customers, (c) adverse developments in the midstream business may reduce our ability to make distributions, (d) our vulnerability to having a significant portion of our operations concentrated in the Barnett Shale, (e) the amount of hydrocarbons transported in our gathering and transmission lines and the level of our processing and fractionation operations, (f) impairments to goodwill, long-lived assets and equity method investments, (g) our ability to balance our purchases and sales, (h) fluctuations in oil, natural gas and NGL prices, (i) construction risks in our major development projects, (j) conducting certain of our operations through joint ventures, (k) reductions in our credit ratings, (l) our debt levels and restrictions contained in our debt documents, (m) our ability to consummate future acquisitions, successfully integrate any acquired businesses, realize any cost savings and other synergies from any acquisition, (n) changes in the availability and cost of capital, (o) competitive conditions in our industry and their impact on our ability to connect hydrocarbon supplies to our assets, (p) operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control, (q) a failure in our computing systems or a cyber-attack on our systems, and (r) the effects of existing and future laws and governmental regulations, including environmental and climate change requirements and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in EnLink Midstream Partners, LP’s and EnLink Midstream, LLC’s filings with the Securities and Exchange Commission, including EnLink Midstream Partners, LP’s and EnLink Midstream, LLC’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Neither EnLink Midstream Partners, LP nor EnLink Midstream, LLC assumes any obligation to update any forward-looking statements.

The assumptions and estimates underlying the forecasted financial information included in the guidance information in this press release are inherently uncertain and, though considered reasonable by the EnLink Midstream management team as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecasted financial information. Accordingly, there can be no assurance that the forecasted results are indicative of EnLink Midstream’s future performance or that actual results will not differ materially from those presented in the forecasted financial information. Inclusion of the forecasted financial information in this press release should not be regarded as a representation by any person that the results contained in the forecasted financial information will be achieved.

EnLink Midstream Partners, LP

Selected Financial Data

(All amounts in millions except per unit amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(Unaudited)
Total revenues	$1,756.2	$1,224.9	$5,739.6	$4,252.4
Cost of sales	1,373.6	908.7	4,361.5	3,015.5
Gross operating margin	382.6	316.2	1,378.1	1,236.9
Operating costs and expenses:
Operating expenses	109.9	102.2	418.7	398.5
General and administrative	28.9	28.7	123.5	119.3
(Gain) loss on disposition of assets	(0.8)	16.1	—	13.2
Depreciation and amortization	138.2	130.9	545.3	503.9
Impairments	8.3	—	17.1	566.3
Gain on litigation settlement	—	—	(26.0)	—
Total operating costs and expenses, excluding cost of sales	284.5	277.9	1,078.6	1,601.2
Operating income (loss)	98.1	38.3	299.5	(364.3)
Other income (expense):
Interest expense, net of interest income	(47.4)	(50.2)	(187.9)	(188.1)
Gain on extinguishment of debt	—	—	9.0	—
Income (loss) from unconsolidated affiliates	4.6	(19.4)	9.6	(19.9)
Other income	0.1	0.2	0.6	0.3
Total other expense	(42.7)	(69.4)	(168.7)	(207.7)
Income (loss) before non-controlling interest and income taxes	55.4	(31.1)	130.8	(572.0)
Income tax benefit (provision)	24.7	—	24.0	(1.3)
Net income (loss)	80.1	(31.1)	154.8	(573.3)
Net income (loss) attributable to non-controlling interest	4.4	(2.5)	5.9	(8.1)
Net income (loss) attributable to EnLink Midstream Partners, LP	$75.7	$(28.6)	$148.9	$(565.2)
General partner interest in net income	$11.0	$10.7	$38.3	$39.5
Limited partners’ interest in net income (loss) attributable to EnLink Midstream Partners, LP	$36.3	$(60.0)	$17.9	$(662.1)
Class C partners’ interest in net loss attributable to EnLink Midstream Partners, LP	$—	$—	$—	$(12.5)
Series B preferred interest in net income attributable to EnLink Midstream Partners, LP	$22.4	$20.7	$86.0	$69.9
Series C preferred interest in net income attributable to EnLink Midstream Partners, LP	$6.0	$—	$6.7	$—
Net income (loss) attributable to EnLink Midstream Partners, LP per limited partners’ unit:
Basic common unit	$0.10	$(0.18)	$0.05	$(1.99)
Diluted common unit	$0.10	$(0.18)	$0.05	$(1.99)

EnLink Midstream Partners, LP

Reconciliation of Net Income (Loss) to Adjusted EBITDA and

Distributable Cash Flow and Calculation of Coverage Ratio

(All amounts in millions except ratios and per unit amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net income (loss)	$80.1	$(31.1)	$154.8	$(573.3)
Interest expense, net of interest income	47.4	50.2	187.9	188.1
Depreciation and amortization	138.2	130.9	545.3	503.9
Impairments	8.3	—	17.1	566.3
(Income) loss from unconsolidated affiliate investments (1)	(4.6)	19.4	(9.6)	19.9
Distributions from unconsolidated affiliate investments (2)	2.1	5.5	13.5	25.0
(Gain) loss on disposition of assets	(0.8)	16.1	—	13.2
Gain on extinguishment of debt	—	—	(9.0)	—
Unit-based compensation	9.1	7.5	47.8	30.0
Income tax provision (benefit)	(24.7)	—	(24.0)	1.3
(Gain) loss on non-cash derivatives	(0.9)	4.2	(4.7)	20.1
Payments under onerous performance obligation offset to other current and long-term liabilities	(4.4)	(4.4)	(17.9)	(17.9)
Other (3)	1.1	(0.9)	4.6	6.9
Adjusted EBITDA before non-controlling interest	$250.9	$197.4	$905.8	$783.5
Non-controlling interest share of adjusted EBITDA (4)	(12.2)	(2.7)	(33.0)	(8.9)
Adjusted EBITDA, net to EnLink Midstream Partners, LP	$238.7	$194.7	$872.8	$774.6
Interest expense, net of interest income	(47.4)	(50.2)	(187.9)	(188.1)
Amortization of EnLink Oklahoma T.O. installment payable discount included in interest expense (5)	6.5	13.3	26.4	52.3
Litigation settlement adjustment (6)	—	—	(18.1)	—
Non-cash adjustment for redeemable non-controlling interest	—	—	—	0.3
Interest rate swap (7)	—	—	—	0.4
Current taxes and other	(1.6)	(0.3)	(2.5)	(1.9)
Maintenance capital expenditures, net to EnLink Midstream Partners, LP (8)	(10.4)	(11.2)	(30.9)	(30.5)
Preferred unit accrued cash distributions (9)	(22.1)	—	(38.7)	—
Distributable cash flow	$163.7	$146.3	$621.1	$607.1

Actual declared distribution to common unitholders	$152.4	$149.8	$607.9	$587.5
Distribution Coverage	1.07x	0.98x	1.02x	1.03x
Distributions declared per limited partner unit	$0.39	$0.39	$1.56	$1.56

(1)         Includes a loss of $3.4 million for the year ended December 31, 2017 and $20.1 million for the three months and year ended December 31, 2016 related to the sale of our HEP interests.

(2)         Distributions for the year ended December 31, 2016 do not include $32.7 million of distributions received from HEP during the third quarter of 2016 attributable to the redemption of preferred units. The preferred units were issued to us by HEP during the second and third quarters of 2016 for contributions of $29.5 million and $3.2 million, respectively.

(3)         Includes accretion expense associated with asset retirement obligations; reimbursed employee costs from Devon and LPC Crude Oil Marketing LLC (“LPC”); successful acquisition transaction costs, which we do not consider in determining adjusted EBITDA because operating cash flows are not used to fund such costs; and non-cash rent, which relates to lease incentives pro-rated over the lease term.

(4)         Non-controlling interest share of adjusted EBITDA includes ENLC’s 16.1% share of adjusted EBITDA from EnLink Oklahoma T.O., which was acquired in January 2016, NGP Natural Resources XI, L.P.’s (“NGP”) 49.9% share of adjusted EBITDA from the Delaware Basin JV, which was formed in August 2016, Marathon Petroleum’s 50% share of adjusted EBITDA from the Ascension JV, which began operations in April 2017, and other minor non-controlling interests.

(5)         Amortization of the EnLink Oklahoma T.O. installment payable discount is considered non-cash interest under our credit facility since the payment under the payable is consideration for the acquisition of the EnLink Oklahoma T.O. assets.

(6)         Represents recoveries from litigation settlement for amounts not previously deducted from distributable cash flow.

(7)         During 2016, we entered into an interest rate swap arrangement to mitigate our exposure to interest rate movements prior to our note issuance. The gain on settlement of the interest rate swaps was considered excess proceeds for the note issuance and is therefore excluded from distributable cash flow.

(8)         Excludes maintenance capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities.

(9)         Represents the cash distributions earned by the Series B Preferred Units of $16.1 million and $32.0 million for the three months and year ended December 31, 2017, respectively, and $6.0 million and $6.7 million earned by the Series C Preferred Units for the three months and year ended December 31, 2017, respectively. Cash distributions to be paid to holders of the Series B Preferred Units and Series C Preferred Units are not available to common unitholders.

EnLink Midstream Partners, LP

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

and Distributable Cash Flow

(All amounts in millions)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net cash provided by operating activities	$173.5	$153.4	$706.5	$662.6
Interest expense, net (1)	39.9	36.6	158.8	135.3
Current income tax expense	1.7	0.3	2.6	1.9
Distributions from unconsolidated affiliate investment in excess of earnings (2)	(7.1)	3.0	0.2	21.9
Other (3)	2.3	(2.2)	6.3	4.2
Changes in operating assets and liabilities which (provided) used cash:
Accounts receivable, accrued revenues, inventories and other	107.7	93.5	213.2	107.7
Accounts payable, accrued gas and crude oil purchases and other (4)	(67.1)	(87.2)	(181.8)	(150.1)
Adjusted EBITDA before non-controlling interest	$250.9	$197.4	$905.8	$783.5
Non-controlling interest share of adjusted EBITDA (5)	(12.2)	(2.7)	(33.0)	(8.9)
Adjusted EBITDA, net to EnLink Midstream Partners, LP	$238.7	$194.7	$872.8	$774.6
Interest expense, net of interest income	(47.4)	(50.2)	(187.9)	(188.1)
Amortization of EnLink Oklahoma T.O. installment payable discount included in interest expense (6)	6.5	13.3	26.4	52.3
Litigation settlement adjustment (7)	—	—	(18.1)	—
Non-cash adjustment for redeemable non-controlling interest	—	—	—	0.3
Interest rate swap (8)	—	—	—	0.4
Current taxes and other	(1.6)	(0.3)	(2.5)	(1.9)
Maintenance capital expenditures, net to EnLink Midstream Partners, LP (9)	(10.4)	(11.2)	(30.9)	(30.5)
Preferred unit accrued cash distributions (10)	(22.1)	—	(38.7)	—
Distributable cash flow	$163.7	$146.3	$621.1	$607.1

(1)                   Net of amortization of debt issuance costs, discount and premium, and valuation adjustment for redeemable non-controlling interest included in interest expense but not included in net cash provided by operating activities.

(2)                   Distributions for the year ended December 31, 2016 do not include $32.7 million of distributions received from HEP during the third quarter of 2016 attributable to the redemption of preferred units. The preferred units were issued to us by HEP during the second and third quarters of 2016 for contributions of $29.5 million and $3.2 million, respectively.

(3)                   Includes successful acquisition transaction costs, which we do not consider in determining adjusted EBITDA because operating cash flows are not used to fund such costs, non-cash rent, which relates to lease incentives pro-rated over the lease term, gains and losses on settled interest rate swaps designated as hedges related to debt issuances, which are recorded in other comprehensive income (loss), and reimbursed employee costs from Devon and LPC, which are costs reimbursed to us by previous employers pursuant to acquisition or merger.

(4)                   Net of payments under onerous performance obligation offset to other current and long-term liabilities.

(5)                   Non-controlling interest share of adjusted EBITDA includes ENLC’s 16.1% share of adjusted EBITDA from EnLink Oklahoma T.O., which was acquired in January 2016, NGP’s 49.9% share of adjusted EBITDA from the Delaware Basin JV, which was formed in August 2016, Marathon Petroleum’s 50% share of adjusted EBITDA from the Ascension JV, which began operations in April 2017, and other minor non-controlling interests.

(6)                   Amortization of the EnLink Oklahoma T.O. installment payable discount is considered non-cash interest under our credit facility since the payment under the payable is consideration for the acquisition of the EnLink Oklahoma T.O. assets.

(7)                   Represents recoveries from litigation settlement for amounts not previously deducted from distributable cash flow.

(8)                   During 2016, we entered into an interest rate swap arrangement to mitigate our exposure to interest rate movements prior to our note issuance. The gain on settlement of the interest rate swaps was considered excess proceeds for the note issuance and is therefore excluded from distributable cash flow.

(9)                   Excludes maintenance capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities.

(10)            Represents the cash distributions earned by the Series B Preferred Units of $16.1 million and $32.0 million for the three months and year ended December 31, 2017, respectively, and $6.0 million and $6.7 million earned by the Series C Preferred Units for the three months and year ended December 31, 2017, respectively. Cash distributions to be paid to holders of the Series B Preferred Units and Series C Preferred Units are not available to common unitholders.

EnLink Midstream Partners, LP

Operating Data

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Midstream Volumes:
Texas
Gathering and Transportation (MMBtu/d) (1)	2,254,100	2,518,100	2,262,900	2,622,600
Processing (MMBtu/d)	1,201,100	1,128,200	1,184,400	1,173,100
Louisiana
Gathering and Transportation (MMBtu/d)	2,101,200	1,897,600	1,995,800	1,676,600
Processing (MMBtu/d)	455,700	472,100	453,300	490,300
NGL Fractionation (Gals/d)	6,200,500	5,204,300	5,772,800	5,197,100
Oklahoma
Gathering and Transportation (MMBtu/d)	953,600	644,200	829,300	626,300
Processing (MMBtu/d)	978,700	584,100	810,300	574,900
Crude and Condensate
Crude Oil Handling (Bbls/d)	119,200	81,200	108,200	94,000
Brine Disposal (Bbls/d)	2,900	3,800	4,200	3,600

(1)         Gathering and transportation volumes in Texas for the three months and year ended December 31, 2016 included 232,000 and 257,000 MMBtu/d, respectively, related to the North Texas Pipeline, which was divested in the fourth quarter of 2016.

EnLink Midstream, LLC

Selected Financial Data

(All amounts in millions except per unit amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(Unaudited)
Total revenues	$1,756.2	$1,224.9	$5,739.6	$4,252.4
Cost of sales	1,373.6	908.7	4,361.5	3,015.5
Gross operating margin	382.6	316.2	1,378.1	1,236.9
Operating costs and expenses:
Operating expenses	109.9	102.2	418.7	398.5
General and administrative	30.1	27.8	128.6	122.5
(Gain) loss on disposition of assets	(0.8)	16.1	—	13.2
Depreciation and amortization	138.2	130.9	545.3	503.9
Impairments	8.3	—	17.1	873.3
Gain on litigation settlement	—	—	(26.0)	—
Total operating costs and expenses, excluding cost of sales	285.7	277.0	1,083.7	1,911.4
Operating income (loss)	96.9	39.2	294.4	(674.5)
Other income (expense):
Interest expense, net of interest income	(48.2)	(50.6)	(190.4)	(189.5)
Gain on extinguishment of debt	—	—	9.0	—
Income (loss) from unconsolidated affiliates	4.6	(19.4)	9.6	(19.9)
Other income	0.1	0.2	0.6	0.3
Total other expense	(43.5)	(69.8)	(171.2)	(209.1)
Income (loss) before non-controlling interest and income taxes	53.4	(30.6)	123.2	(883.6)
Income tax benefit (provision)	206.1	1.4	196.8	(4.6)
Net income (loss)	259.5	(29.2)	320.0	(888.2)
Net income (loss) attributable to non-controlling interest	56.9	(25.3)	107.2	(428.2)
Net income (loss) attributable to EnLink Midstream, LLC	$202.6	$(3.9)	$212.8	$(460.0)
Net income (loss) attributable to EnLink Midstream, LLC per unit:
Basic common unit	$1.12	$(0.02)	$1.18	$(2.56)
Diluted common unit	$1.11	$(0.02)	$1.17	$(2.56)

EnLink Midstream, LLC

Cash Available for Distribution and Calculation of Coverage Ratio

(All amounts in millions except ratios and per unit amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Distribution declared by ENLK associated with (1):
General partner interest	$0.6	$0.5	$2.5	$2.1
Incentive distribution rights	14.8	14.4	58.9	56.8
ENLK common units owned	34.5	34.5	138.1	138.1
Total share of ENLK distributions declared	$49.9	$49.4	$199.5	$197.0
Adjusted EBITDA of EnLink Oklahoma T.O. (2)	7.7	3.1	22.3	9.0
Transaction costs (3)	—	—	—	0.6
Total cash available	$57.6	$52.5	$221.8	$206.6
Uses of cash:
General and administrative expenses	(1.1)	1.0	(4.8)	(2.8)
Current income taxes (4)	2.5	(0.6)	2.2	(0.6)
Interest expense	(0.8)	(0.4)	(2.5)	(1.4)
Maintenance capital expenditures (5)	(0.1)	(0.1)	(0.2)	(0.1)
Total cash used	$0.5	$(0.1)	$(5.3)	$(4.9)
ENLC cash available for distribution	$58.1	$52.4	$216.5	$201.7

Actual declared distribution to common unitholders	$47.1	$46.5	$187.0	$185.9
Distribution Coverage	1.23x	1.13x	1.16x	1.09x
Distributions declared per ENLC unit	$0.259	$0.255	$1.024	$1.020

(1)         Represents distributions paid on February 13, 2018, November 13, 2017, August 11, 2017, May 12, 2017, February 13, 2017, November 11, 2016, August 11, 2016 and May 12, 2016.

(2)         Represents ENLC’s interest in EnLink Oklahoma T.O. adjusted EBITDA, which is disbursed to ENLC by EnLink Oklahoma T.O. on a monthly basis. EnLink Oklahoma T.O. adjusted EBITDA is defined as earnings before depreciation and amortization and provision for income taxes and includes allocated expenses from ENLK.

(3)         Represents acquisition transaction costs attributable to ENLC’s 16.1% interest in EnLink Oklahoma T.O, which are considered growth capital expenditures as part of the cost of the assets acquired.

(4)         Represents ENLC’s stand-alone current tax expense or benefit.

(5)         Represents ENLC’s interest in EnLink Oklahoma T.O.’s maintenance capital expenditures, which is netted against the monthly disbursement of EnLink Oklahoma T.O.s’ adjusted EBITDA per (2) above.

EnLink Midstream, LLC

Reconciliation of Net Income (Loss) of ENLC to ENLC Cash Available for Distribution

(All amounts in millions)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net income (loss) of ENLC	$259.5	$(29.2)	$320.0	$(888.2)
Less: Net income (loss) attributable to ENLK	75.7	(28.6)	148.9	(565.2)
Net income (loss) of ENLC excluding ENLK	$183.8	$(0.6)	$171.1	$(323.0)
ENLC’s share of distributions from ENLK (1)	49.9	49.5	199.5	197.0
ENLC’s interest in EnLink Oklahoma T.O.’s non-cash expenses (2)	4.6	3.9	17.4	14.3
ENLC deferred income tax (benefit) expense (3)	(178.9)	(1.9)	(170.6)	2.8
ENLC corporate goodwill impairment	—	—	—	307.0
Non-controlling interest share of ENLK’s net (income) loss (4)	(1.4)	1.5	(1.1)	2.6
Other items (5)	0.1	—	0.2	1.0
ENLC cash available for distribution	$58.1	$52.4	$216.5	$201.7

(1)         Represents distributions paid on February 13, 2018, November 13, 2017, August 11, 2017, May 12, 2017, February 13, 2017, November 11, 2016, August 11, 2016 and May 12, 2016.

(2)         Includes depreciation and amortization and unit-based compensation expense allocated to EnLink Oklahoma T.O. for the year ended December 31, 2017, and depreciation and amortization for the year ended December 31, 2016.

(3)         Represents ENLC’s stand-alone deferred taxes. The deferred income tax benefit for the year ended December 31, 2017 included an adjustment to deferred income tax expense of $185.7 million related to a reduction in ENLC’s federal statutory rate from 35% to 21%.

(4)         Represents NGP’s 49.9% share of adjusted EBITDA from the Delaware Basin JV, which was formed in August 2016, Marathon Petroleum’s 50% share of adjusted EBITDA from the Ascension JV, which began operations in April 2017, and other minor non-controlling interests.

(5)         Represents ENLC’s interest in EnLink Oklahoma T.O.’s maintenance capital expenditures (which is netted against the monthly disbursement of EnLink Oklahoma T.O.’s adjusted EBITDA), transaction costs attributable to ENLC’s share of the acquisition of EnLink Oklahoma T.O. for the three months and year ended December 31, 2016, and other non-cash items not included in cash available for distributions.

EnLink Midstream Partners, LP

Forward-Looking Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow (1)

(All amounts in millions)

(Unaudited)

	2018 Outlook
	Low	Midpoint	High
Net income (2)	$255	$285	$315
Interest expense, net of interest income	175	179	183
Depreciation and amortization	554	564	574
Income from unconsolidated affiliate investments	(19)	(20)	(21)
Distribution from unconsolidated affiliate investments	16	17	18
Unit-based compensation	42	37	32
Income taxes	4	5	6
Payments under onerous performance obligation offset to other current and long-term liabilities	(18)	(18)	(18)
Adjusted EBITDA before non-controlling interest	$1,009	$1,049	$1,089
Non-controlling interest share of adjusted EBITDA (3)	(59)	(64)	(69)
Adjusted EBITDA, net to EnLink Midstream Partners, LP	$950	$985	$1,020
Interest expense, net of interest income	(175)	(179)	(183)
Preferred unit accrued cash distributions	(89)	(89)	(89)
Current taxes and other	(1)	(5)	(8)
Maintenance capital expenditures, net to EnLink Midstream Partners, LP	(55)	(57)	(60)
Distributable cash flow	$630	$655	$680

(1)         The forecasted net income guidance for the year ended December 31, 2018 excludes the potential impact of gains or losses on derivative activity, gains or losses on disposition of assets, impairment expense, gains or losses as a result of legal settlements, gains or losses on extinguishment of debt, and the financial effects of future acquisitions. The exclusion of these items is due to the uncertainty regarding the occurrence, timing and/or amount of these events.

EnLink Midstream does not provide a reconciliation of forward-looking Net Cash Provided by Operating Activities to Adjusted EBITDA because the companies are unable to predict with reasonable certainty changes in working capital, which may impact cash provided or used during the year.  Working capital includes accounts receivable, accounts payable and other current assets and liabilities. These items are uncertain and depend on various factors outside the companies’ control.

(2)         Net income includes estimated net income attributable to ENLK’s non-controlling interest in ENLC’s 16.1% share of net income from EnLink Oklahoma T.O., NGP’s 49.9% share of net income from the Delaware Basin JV and Marathon’s 50% share of net income from the Ascension JV.

(3)         Non-controlling interest share of adjusted EBITDA includes ENLC’s 16.1% share of adjusted EBITDA from EnLink Oklahoma T.O., NGP’s 49.9% share of adjusted EBITDA from the Delaware Basin JV, Marathon Petroleum’s 50% share of adjusted EBITDA from the Ascension JV and other minor non-controlling interests.

EnLink Midstream, LLC

Forward-Looking Reconciliation of Net Income of ENLC to ENLC Cash Available for Distribution (1)

(All amounts in millions)

(Unaudited)

	2018 Outlook
	Low	Midpoint	High
Net income of ENLC (2)	$233	$262	$291
Less: Net income attributable to ENLK (3)	(225)	(250)	(275)
Net income of ENLC excluding ENLK	$8	$12	$16
ENLC’s share of distributions from ENLK (4)	201	201	201
ENLC’s interest in EnLink Oklahoma T.O. depreciation	19	19	19
Non-controlling interest share of ENLK’s net income (5)	(11)	(11)	(11)
ENLC deferred income tax expense (6)	14	15	16
Maintenance capital expenditures (7)	(1)	(1)	(1)
ENLC cash available for distribution	$230	$235	$240

(1)         The forecasted net income guidance for the year ended December 31, 2018 excludes the potential impact of gains or losses on derivative activity, gains or losses on disposition of assets, impairment expense, gains or losses as a result of legal settlements, gains or losses on extinguishment of debt, and the financial effects of future acquisitions. The exclusion of these items is due to the uncertainty regarding the occurrence, timing and/or amount of these events.

(2)         Net income of ENLC includes estimated net income attributable to ENLC’s non-controlling interest in ENLK.

(3)         Net income attributable to ENLK is net of the estimated non-controlling interest share attributable to the Delaware Basin JV, Ascension JV and EnLink Oklahoma T.O.

(4)         Represents quarterly distributions estimated to be paid to ENLC by ENLK for 2018.

(5)         Represents estimated net income for NGP’s 49.9% share of the Delaware Basin JV, Marathon Petroleum’s 50% share of the Ascension JV and other minor non-controlling interests.

(6)         Represents ENLC’s estimated stand-alone deferred taxes for 2018.

(7)         Represents 2018 maintenance capital expenditures attributable to ENLC’s share of EnLink Oklahoma T.O.